Exhibit 23.2
Consent Of Geological Consultant




October 1, 2005


I hereby consent to the inclusion and reference of my report dated February 1, 2005, entitled "Summary Report: Scadding West Gold Property" in the Registration Statement on Form SB-2 filed by Host Ventures Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Host Ventures Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Host Ventures Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.


/s/ Scott Jobin-Bevans

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Dr. Scott Jobin-Bevans
Professional Geoscientist